Exhibit 99.1

News
Merrill Lynch & Co., Inc.

World Headquarters
4 World Financial Center
New York, New York 10080

Release date: August 21, 2008

For information contact:
Media Relations:
Mark Herr (212) 449-8548
Mark_Herr@ml.com

Investor Relations:
Sara Furber (866) 607-1234
Investor_Relations@ml.com
Merrill Lynch Announces Auction Rate Securities
Regulatory Settlement
     NEW YORK, August 21 — Merrill Lynch & Co. (NYSE: MER) announced today that it has reached a global resolution with the New York Attorney General and state securities regulators to resolve issues related to sales of auction-rate securities. The firm also reached an agreement in principle with the staff of the Securities and Exchange Commission.
     “After meeting personally today with Attorney General Andrew Cuomo and North American Securities Administrators Association President Karen Tyler, I am pleased to report that we have reached an amicable resolution and global settlement of this matter,” said John A. Thain, chairman and chief executive officer. “I want to thank them for their leadership and would also like to thank all of the regulators for their efforts in this process. We will accelerate the plans we first announced two weeks ago for purchasing auction rate securities (ARS). We’re pleased our clients have the certainty of a favorable resolution to this unprecedented liquidity crisis.”
     “We have been working on behalf of our clients since this liquidity problem began,” said Robert J. McCann, president of Global Wealth Management. “We will continue to work actively across the industry, as well as with our financial advisors, to ensure that we continue to serve our clients well.”
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     Under this agreement, Merrill Lynch said it will accelerate the plans it first announced on August 7, to purchase auction rate securities from its retail clients. Merrill Lynch individual clients, not-for-profit organization clients (including all charitable, educational and religious organizations) and small business clients who had on February 13, 2008 less than $4 million in assets at Merrill Lynch will have a 15-month period beginning on October 1, 2008 and ending on January 15, 2010 in which to sell their ARS to Merrill Lynch at par. In addition, we have agreed to move the start date to purchase ARS from other eligible clients from January 15, 2009 to January 2, 2009. Merrill Lynch’s offer to purchase ARS will remain open through January 15, 2010.
     It is estimated that Merrill Lynch retail clients eligible for the October purchase currently hold an estimated $4 billion in ARS, which Merrill Lynch expects to be reduced to under $3.25 billion by October as a result of announced and anticipated issuer redemptions.
     Between continuing redemptions, clearing auctions and the firm’s offer, the firm estimates that approximately 90 percent of our retail clients who held ARS at Merrill Lynch in February will either have been redeemed, refinanced or will have the choice to sell their ARS to the firm by October.
     The auction rate securities that are owned by Merrill Lynch’s clients are predominantly rated AAA and not credit-impaired. In addition, the vast majority of our clients’ ARS are closed-end funds and municipal ARS, with approximately only 10% related to student loan ARS. Merrill Lynch does not expect its ARS purchases in October through January 15, 2010 to have a materially adverse impact on its capital ratios, liquidity, or consolidated financial performance.
     Other terms of the agreement include:
     • Merrill Lynch will compensate individual clients who purchased ARS through the firm prior to February 13, 2008, and sold such securities at a loss between that date and the date of this announcement.
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     • Merrill Lynch will participate in a special arbitration process for individual clients who incurred consequential damages from the loss of liquidity in their ARS holdings. The arbitrations will be overseen by FINRA and heard by single non-industry arbitrators.
     • Merrill Lynch shall work with issuers and other interested parties to provide liquidity solutions for ARS held by Merrill Lynch institutional clients. In this regard, Merrill Lynch will use its best efforts to facilitate issuer redemptions and/or to resolve such investors’ liquidity concerns through resecuritizations and other means by the end of 2009.
     • Merrill Lynch will pay a $125 million penalty.
     • Merrill Lynch neither admits nor denies allegations of wrongdoing.
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 40 countries and territories and total client assets of approximately $1.6 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1.4 trillion in assets under management at June 30, 2008. For more information on Merrill Lynch, please visit www.ml.com .
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